Exhibit 99.1

Unaudited Historical Financial Information

The following table includes unaudited historical summary financial information reflecting the realignment of the Company's operating segment results on a continuing operations basis (in millions):

	Three Months Ended March 31, 2025
	Net Sales	Segment EBITA	Adjusted Segment EBITA (non-GAAP)
Americas	$3,837	$707	$709
EMEA	1,201	135	135
APAC	638	104	104
Total	$5,676

The following table reconciles Segment EBITA as reported to the comparable adjusted Segment EBITA amounts (in millions):

	Three Months Ended March 31, 2025
	Americas	EMEA	APAC
Segment EBITA	$707	$135	$104
Adjusting items:

Transformation costs	2	—	—

Adjusted Segment EBITA (non-GAAP)	$709	$135	$104

Non-GAAP Measures

The Company reports adjusted segment EBITA, which is a non-GAAP measure, in this exhibit. Non-GAAP measures should be considered in addition to, and not as replacements for, the most comparable GAAP measures.

Adjusted segment EBITA is a non-GAAP measure derived by excluding certain amounts from the corresponding financial measure determined in accordance with GAAP. The determination of the excluded amounts is a matter of management judgment and depends upon the nature and variability of the underlying expense or income amounts and other factors.

As detailed in the table above, the following item was excluded from adjusted segment EBITA:

•Transformation costs represent incremental expenses incurred in association with strategic growth initiatives and cost saving opportunities in order to realize the benefits of portfolio simplification and the Company's lifecycle solutions strategy.

Management believes the exclusion of this item is useful to investors due to the unusual nature and/or magnitude of the amount. When considered together with unadjusted amounts, adjusted segment EBITA is useful to investors in understanding period-over-period operating results, business trends and ongoing operations of the Company. Management may also use this metric as a guide in forecasting, budgeting and long-term planning processes and for compensation purposes.

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